SELIGMAN SELECT MUNICIPAL FUND, INC.
PROXY RESULTS

Stockholders of Seligman Select Municipal Fimd. Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 8, 2003, in New York City.The description of each proposal and number of shares voted are as follows:

1. Election of Directors:
Election by Holders of  Preferred Shares and Common Shares:

                         For               Withheld

                     --------------       -----------
 Robert B. Catell    12,121,148.507       124,785.024
 John R. Galvin      12,112,648.507       133,285.024
 William C. Morris   12,127,875.958       118,057.573
 Robert L. Shafer    12,114,148.507       131,785.024

Other Directors currently in office:
 Paul C. Guidone
 Alice S. Ilchman
 Frank A. McPherson
 John E. Merow
 Betsy S. Michel
 Leroy C. Richie
 James N. Whitson
 Brian T. Zino

2. Ratification of Deloitte & Touche LLP as independent auditors for 2003:

                      For                Against              Abstain
                 --------------        -----------          -----------
                 12,022,377.865        112,141.945          111,413.721